Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Redemption of Series 6 Preferred Shares

JACKSONVILLE, Fla. (January 17, 2017) – Regency Centers Corporation (NYSE: REG; “Regency”) announced today that it will redeem all of the issued and outstanding (10,000,000) 6.625% Series 6 Cumulative Redeemable Preferred Shares (the “Preferred Stock”; CUSIP: 758849 707; NYSE: REGPrF).

The Preferred Stock will be redeemed on February 16, 2017 (the “Redemption Date”). The redemption price for the Preferred Stock will be $25.21163 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the Redemption Date. The aggregate amount being paid to effect the redemption of the Preferred Stock is $252,116,300.00.

The redemptions will be in accordance with the Depository Trust Company’s procedures. To collect the redemption price, holders of the Preferred Stock must surrender their shares to Broadridge Corporate Issuer Solutions, Inc., the redemption and paying agent. Questions relating to these redemptions should be directed to Broadridge Corporate Issuer Solutions, Inc. at 1-855-449-0975.

After the Redemption Date, dividends on the Preferred Stock will cease to accrue and such shares shall no longer be deemed outstanding and all rights of the holders in respect of such shares being redeemed will terminate, except for the right to receive the redemption price, without interest thereon. Because the redemption is a redemption in full, the Preferred Stock will be delisted from trading on the New York Stock Exchange.

About Regency Centers Corporation

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high quality, grocery anchored neighborhood and community shopping centers. The Company’s portfolio of 307 retail properties encompasses over 42.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 223 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.